EXHIBIT 10.04

LEASE AGREEMENT

OFFICE AND INDUSTRIAL SPACE

This Lease Agreement is made and entered into as of the 6th day of October, 2010, by and between 6060 Partnership, LLP. (“Landlord”), whose address is 1800 Broadway, Suite 210, Boulder, CO 80302, and New Frontier Media, Inc. (“Tenant”), whose address is 6000 Spine Road, Suite 100, Boulder, CO 80301.

In consideration of the covenants, terms, conditions, agreements and payments as herein set forth, the Landlord and Tenant hereby enter into the following Lease:

1.Definitions.  Whenever the following words or phrases are used in this Lease, said words or phrases shall have the following meaning:

a.“Area” shall mean the parcel of land commonly known and referred to as 6000 Spine Road, Boulder, Colorado.  The Area includes the Leased Premises and one or more buildings.  The Area may include Common Areas.

b. “Building” shall mean a building located in the Area.

c. “Common Areas” shall mean all entrances, exits, driveways, curbs, walkways, hallways, parking areas, landscaped areas, restrooms, loading and service areas, and like areas or facilities which are located in the Area and which are designated by the Landlord as areas or facilities available for the nonexclusive use in common by persons designated by the Landlord.

d. “Leased Premises” shall mean the premises herein leased to the Tenant by the Landlord.

e.“Tenant’s Prorata Share” as to the Building in which the Leased Premises are located shall mean an amount (expressed as a percentage) equal to the number of square feet included in the Leased Premises divided by the total number of leasable square feet included in said Building.  The Tenant’s Prorata Share as to Common Areas shall mean an amount (expressed as a percentage) equal to the number of square feet included in the Leased Premises divided by the total number of leasable square feet included in all Buildings located in the Area.  The Tenant’s Prorata Share for Common Areas may change from time to time as the leasable square footage in all Buildings located in the Area is increased or decreased.

2. Leased Premises.  The Landlord hereby leases unto the Tenant, and the Tenant hereby leases from the Landlord, the following described premises:

Space 100 in Building 6000

consisting of 48,582 square feet

3. Base Term.  The term of this Lease shall commence at 12:00 noon on June 1, 2011, and, unless sooner terminated as herein provided for, shall end at 12:00 noon on January 1, 2022 (“Lease Term”).  Except as specifically provided to the contrary herein, the Leased Premises shall, upon the termination of this Lease, by virtue of the expiration of the Lease Term or otherwise, be returned to the Landlord by the Tenant in as good or better condition than when entered upon by the Tenant, ordinary wear and tear excepted.

4. Rent.  Tenant shall pay the following rent for the Leased Premises:

a. Base Monthly Rent.  Tenant shall pay to Landlord, without notice and without setoff, at the address of Landlord as herein set forth, the following Base Monthly Rent (“Base Monthly Rent”), said Base Monthly Rent to be paid in advance on the first day of each month during the term hereof.  In the event that this Lease commences on a date other than the first day of a month, the Base Monthly Rent for the first month of the Lease Term shall be prorated for said partial month.  Below is a schedule of Base Monthly Rental payments as agreed upon:

During Lease Term

For Period	To Period	A Base Monthly
Starting	Ending	Rent of
June 1, 2011	July 1, 2011	$314,568.45 (reflects 6 months of rent)
July 1, 2011	July 1, 2012	$0.00
July 1, 2012	January 1, 2015	$52,428.08
January 1, 2015	January 1, 2016	$54,006.99
January 1, 2016	January 1, 2017	$55,626.39
January 1, 2017	January 1, 2018	$57,286.28
January 1, 2018	January 1, 2019	$59,027.13
January 1, 2019	January 1, 2020	$60,767.99
January 1, 2020	January 1, 2021	$62,589.81
January 1, 2021	January 1, 2022	$64,492.61

b. Lease Term Adjustment.  If, for any reason, other than delays caused by the Tenant, the Leased Premises are not ready for Tenant’s occupancy on June 1, 2011, the Tenant’s rental obligation and other monetary expenses (i.e. taxes, utilities, etc.) shall be abated in direct proportion to the number of days of delay.  It is hereby agreed that the premises shall be deemed ready for occupancy on the day the Landlord receives a T.C.O. or C.O. or the appropriate letter of completion from a governing authority, or on the day the Landlord gives Tenant the keys to the Leased Premises if a building permit has not been applied for and/or is not required by the appropriate authority.

c. Total Net Lease.  The Tenant understands and agrees that this Lease is a total net lease (a “net, net, net lease”), whereby the Tenant has the obligation to reimburse the Landlord for a share of all costs and expenses based upon Tenant’s Prorata Share (taxes, assessments, other charges, insurance, trash removal, Common Area operation and maintenance and like costs and expenses), incurred by the Landlord as a result of the Landlord’s ownership and operation of the Area.  All costs and expenses shall commence June 1, 2011.

5. Security Deposit.  Landlord acknowledges receipt from the Tenant of the sum of One Hundred Four Thousand Eight Hundred Fifty Six Dollars and Fifteen Cents ($104,856.15) to be retained by Landlord without responsibility for payment of interest thereon, as security for performance of all the terms and conditions of this Lease Agreement to be performed by Tenant, including payment of all rent due under the terms hereof.  Deductions may be made by Landlord from the amount so retained for the reasonable cost of repairs to the Leased Premises (ordinary wear and tear excepted), for any rent delinquent under the terms hereof and/or for any sum used in any manner to cure any default of Tenant under the terms of this Lease.  In the event deductions are so made, the Tenant shall, upon notice from the Landlord, redeposit with the Landlord such amounts so expended so as to maintain the deposit in the amount as herein provided for, and failure to so redeposit shall be deemed a failure to pay rent under the terms hereof.  Nothing herein contained shall limit the liability of Tenant as to any damage to the Leased Premises, and Tenant shall be responsible for the total amount of any damage and/or loss occasioned by actions of Tenant.  Landlord may deliver the funds deposited hereunder by Tenant to any purchaser of Landlord’s interest in the Leased Premises in the event such interest shall be sold, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. If Tenant is not in default after the completion of year five of the Base Term, Landlord shall return to Tenant Fifty Two Thousand Four Hundred Twenty Eight Dollars and Eight Cents ($52,428.80) of the Security Deposit not later than July 31, 2016.

6. Use of Premises.  Tenant shall use the Leased Premises only for any lawful use so long as it is acceptable under the City of Boulder zoning codes and regulations and for no other purpose whatsoever except with the written consent of Landlord.  Tenant shall not allow any accumulation of trash or debris on the Leased Premises or within any portion of the Area.  All receiving and delivery of goods and merchandise and all removal of garbage and refuse shall be made only by way of the rear and/or other service door provided therefore.  In the event the Leased Premises shall have no such door, then these matters shall be handled in a manner satisfactory to Landlord.  No storage of any material outside of the Leased Premises shall be allowed unless first approved by Landlord in writing, and then in only such areas as are designated by Landlord.  Tenant shall not commit or suffer any waste on the Leased Premises nor shall Tenant permit any nuisance to be maintained on the Leased Premises or permit any disorderly conduct or other activity having a tendency to annoy or disturb any occupants of any part of the Area and/or any adjoining property.

7. Laws and Regulations. — Tenant Responsibility.  The Tenant shall, at its sole cost and expense, comply with all laws and regulations of any governmental entity, board, commission or agency having jurisdiction over the Leased Premises.  Tenant agrees not to install any electrical equipment that overloads any electrical paneling, circuitry or wiring and further agrees to comply with the requirements of the insurance underwriter or any governmental authorities having jurisdiction thereof.

8. Landlord’s Rules and Regulations.  Landlord reserves the right to adopt and promulgate reasonable rules and regulations applicable to the Leased Premises and from time to time amend or supplement said rules or regulations.  Notice of such rules and regulations and amendments and supplements thereto shall be given to Tenant at least thirty (30) days before the effective date of the same, and Tenant agrees to comply with and observe such rules and regulations and amendments and supplements thereto provided that the same apply uniformly to all Tenants of the Landlord in the Area.

9. Parking.  If the Landlord provides off street parking for the common use of Tenants, employees and customers of the Area, the Tenant shall park all vehicles of whatever type used by Tenant and/or Tenant’s employees only in such areas thereof as are designated by Landlord for this purpose, and Tenant accepts the responsibility of seeing that Tenant’s employees park only in the areas so designated.  Tenant shall, upon the request of the Landlord, provide to the Landlord license numbers of the Tenant’s vehicles and the vehicles of Tenant’s employees.  Parking spaces shall be provided to Tenant at no charge, unreserved and the number of parking spaces shall be based on Tenant’s Prorata Share multiplied by the total number of onsite parking spaces.

10. Control of Common Areas. — Exclusive control of the Landlord.  All Common Areas shall at all times be subject to the exclusive control and management of Landlord, notwithstanding that Tenant and/or Tenant’s employees and/or customers may have a nonexclusive right to the use thereof.  Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the use of said facilities and Common Areas.

11. Taxes.

a. Real Property Taxes and Assessments.  The Tenant shall pay to the Landlord on the first day of each month, as additional rent, the Tenant’s Prorata Share of all real estate taxes and special assessments levied and assessed against the Building in which the Leased Premises are located and the Common Areas.  If the first and last years of the Lease Term are not calendar years, the obligations of the Tenant hereunder shall be prorated for the number of days during the calendar year that this Lease is in effect.  The monthly payments for such taxes and assessments shall be $9,878.34 until the Landlord receives the first tax statement for the referred to properties.  Thereafter, the monthly payments shall be based upon 1/12th of the prior year’s taxes and assessments.  Once each year the Landlord shall determine the actual Tenant’s Prorata Share of taxes and assessments for the prior year and if the Tenant has paid less than the Tenant’s Prorata Share for the prior year the Tenant shall pay the deficiency to the Landlord with the next payment of Base Monthly Rent, or, if the Tenant has paid in excess of the Tenant’s Prorata Share for the prior year the Landlord shall forthwith refund said excess to the Tenant.  Additionally, upon Lease expiration or termination Landlord shall also determine Tenant’s Prorata Share of taxes and assessments for the calendar year in which the Lease expires or terminates based on the most recent valuation and estimate of taxes provided by Boulder County.  If the Tenant has paid less than the Tenant’s prorated Prorata Share for the current year the Tenant shall pay the deficiency, or, if the Tenant has paid in excess of the Tenant’s prorated Prorata Share for the current year the Landlord shall forthwith refund the excess to the Tenant within thirty (30) days of such determination.

b. Personal Property Taxes.  Tenant shall be responsible for, and shall pay promptly when due, any and all taxes and/or assessments levied and/or assessed against any furniture, fixtures, equipment and items of a similar nature installed and/or located in or about the Leased Premises by Tenant.

c. Rent Tax.  If a special tax, charge or assessment is imposed or levied upon the rents paid or payable hereunder or upon the right of the Landlord to receive rents hereunder (other than to the extent that such rents are included as a part of the Landlord’s income for the purpose of an income tax), the Tenant shall reimburse the Landlord for the amount of such tax within fifteen (15) days after demand therefore is made upon the Tenant by the Landlord.

d. Other Taxes, Fees and Charges. Tenant shall pay to Landlord, on the first day of each month, as additional rent, Tenant’s Pro Rata Share of any “Other Charges” (as hereinafter defined) levied, assessed, charged or imposed against the Area, as a whole. Unless paid directly by Tenant to the authority levying, assessing, charging or imposing same, Tenant shall also pay to Landlord, on the first day of the month following payment of same by Landlord, the entire costs of any such “Other Charges” levied, assessed, charged or imposed against the Leased Premises, Tenant’s use of same, or Tenant’s conduct of business thereon.  For purposes of this provision, “Other Charges” shall mean and refer to any and all taxes, assessments, impositions, user fees, impact fees, utility fees, transportation fees, alternative transportation fees and passes, infrastructure fees, system fees, license fees, and any other charge or assessment imposed by any governmental authority or applicable subdivision on the Area, the Leased Premises or the ownership or use of the Area or Leased Premises, or the business conducted thereon, whether or not formally denominated as a tax, assessment, charge or other nominal description, whether now in effect or hereafter enacted or imposed (excluding, however, Landlord’s income taxes).

e. Should Landlord protest and win a reduction in the real estate taxes for the Building and Area, Tenant shall be obligated to pay its Prorata Share of the cost of such protest, if the protest is handled by a party other than the Landlord.

12. Insurance.

a. Landlord’s Insurance.  Landlord shall obtain and maintain such fire and casualty insurance on the core and shell of the Building in which the Leased Premises are located and the Common Areas, as well as such loss of rents, business interruption, liability or any other insurance, as it deems appropriate, with such companies and on such terms and conditions as Landlord deems acceptable.  Such insurance shall not be required to cover any of Tenant’s inventory, furniture, furnishings, fixtures, equipment or tenant improvements (whether or not installed on the Leased Premises by or for Tenant and whether or not included within the tenant finish provided by Landlord), and Landlord shall not be obligated to repair any damage thereto or replace any of same, and Tenant shall have no interest in any proceeds of Landlord’s insurance.

b. Tenant’s Insurance.  Tenant shall, at its sole cost and expense, obtain and maintain throughout the term of this Lease, on a full replacement cost basis, “all risk” insurance covering all of Tenant’s inventory, furniture, furnishings, fixtures, equipment and all tenant improvements or tenant finish (whether or not installed by Landlord) and betterments located on or within the Leased Premises.  In addition, Tenant shall obtain and maintain, at its sole cost and expense, comprehensive general public liability insurance providing coverage from and against any loss or damage occasioned by an accident or casualty on, about or adjacent to the Leased Premises, including protection against death, personal injury and property damage.  Such liability coverage shall be written on an “occurrence” basis, with limits of not less than $1,000,000.00 combined single limit coverage.

All policies of insurance required to be carried by Tenant hereunder shall be written by an insurance company licensed to do business in the State of Colorado, and shall name Landlord and the management company as an additional named insured and/or loss payee, as Landlord may direct.  Each such policy shall provide that same shall not be changed or modified without at least thirty (30) days’ prior written notice to Landlord and any mortgagee of Landlord.  Certificates evidencing the extent and effectiveness of all Tenant’s insurance shall be delivered to Landlord and the management company.  The limits of such insurance shall not, under any circumstances, limit the liability of Tenant under this Lease.

In the event that Tenant fails to maintain any of the insurance required of it pursuant to this provision, Landlord shall have the right (but not the obligation) at Landlord’s election, to pay Tenant’s premiums or to arrange substitute insurance with an insurance company of Landlord’s choosing, in which event any premiums advanced by Landlord shall constitute additional rent payable under this Lease and shall be payable by Tenant to Landlord immediately upon demand for same.  Landlord shall also have the right, but no the obligation, whether or not Tenant maintains coverage to carry any such insurance as Landlord may elect in order to provide coverage in the event Tenant fails to properly maintain such insurance.

The rights of Landlord hereunder shall be in addition to, and not in lieu of, of any other rights or remedies available to Landlord under this Lease or provided by law or in equity.  Without limiting the foregoing, in the event that coverage of any risk for which Tenant is responsible pursuant to this Section 12 is ultimately provided by coverage maintained by Landlord, whether due to Tenant’s failure to provided or maintain such insurance or otherwise, Tenant shall promptly reimburse Landlord for an amount equal to any deductible incurred, immediately upon demand for same.

c. Tenant’s High Pressure Steam Boiler Insurance.  If Tenant makes use of any kind of steam or other high pressure boiler or other apparatus which presents a risk of damage to the Leased Premises or to the Building or other improvements of which the Leased Premises are a part or to the life or limb of persons within such premises, Tenant shall secure and maintain appropriate boiler insurance in an amount satisfactory to Landlord.  The Landlord shall be named insured in any such policy or policies.  Certificates for such insurance shall be delivered to Landlord and shall provide that said insurance shall not be changed, modified, reduced or canceled without thirty (30) days prior written notice thereof being given to Landlord.

d. Tenant’s Share of Landlord Insurance.  Tenant shall pay the Landlord as additional rent Tenant’s Prorata Share of the insurance secured by the Landlord pursuant to “12A” above.  Payment shall be made on the first day of each month as additional rent.  The monthly payments for such insurance shall be $283.40 until changed by Landlord as a result of an increase or decrease in the cost of such insurance.

e. Mutual Subrogation Waiver.  Landlord and Tenant hereby grant to each other, on behalf of any insurer providing fire and extended coverage to either of them covering the Leased Premises, Buildings or other improvements thereon or contents thereof, a waiver of any right of subrogation any such insurer of one party may acquire against the other or as against the Landlord or Tenant by virtue of payments of any loss under such insurance.  Such a waiver shall be effective so long as the Landlord and Tenant are empowered to grant such waiver under the terms of their respective insurance policy or policies and such waiver shall stand mutually terminated as of the date either Landlord or Tenant gives notice to the other that the power to grant such waiver has been so terminated.

13.Utilities.

a. Tenant shall be solely responsible for and promptly pay all charges for heat, water, gas, electric, sewer service and any other utility service used or consumed on the Leased Premises.  For all utility services used or consumed on the Leased Premises which are included in utility services to an area larger than the Leased Premises, Tenant shall pay monthly, commencing with the first month of the Lease Term, as additional rent due under the terms hereof, a sum equal to Tenant’s Prorata Share of the estimated costs for said twelve (12) month period, divided by 12.  The estimated initial monthly costs are $N/A for water and $N/A for gas and/or electric.  Once each year the Landlord shall determine the actual costs of the foregoing expenses for the prior year and if the actual costs are greater than the estimated costs, the Tenant shall pay its Tenant’s Prorata Share of the difference between the estimated costs and the actual costs to the Landlord with the next payment of Base Monthly Rent, or, if the actual costs are less than the estimated costs, the Landlord shall forthwith refund the amount of the Tenant’s excess payment to the Tenant. Additionally, upon Lease expiration or termination Landlord shall also determine Tenant’s Prorata Share of the annualized actual costs of the foregoing expenses for the number of days the Lease is in effect during the calendar year in which the Lease expires or terminates.  If the annualized actual costs are greater than the estimated costs, the Tenant shall pay its Tenant’s Prorata Share of the difference between the estimated costs and the annualized actual costs to the Landlord, or, if the annualized actual costs are less than the estimated costs, the Landlord shall forthwith refund the excess payment to the Tenant.  For purposes of calculating Tenant’s share of expenses under this paragraph, annualized actual costs shall be the sum of actual costs for the year at the time of reconciliation plus the total estimated costs prorated for the number of days from the date the last actual cost was paid to the end of the year.  For all utility services used or consumed on the Leased Premises in which the utility service is used solely on the Leased Premises, the Tenant shall forthwith upon taking occupancy of the Leased Premises make arrangements with Xcel Energy, Qwest or other appropriate utility company to pay the utilities used on the Leased Premises and to have the same billed to the Tenant at the address designated by the Tenant.  Should there be a time where the Landlord remains responsible for utilities supplied to the Leased Premises, the Landlord shall bill the Tenant therefore and the Tenant shall promptly reimburse the Landlord therefore.  In no event shall Landlord be liable for any interruption or failure in the supply of any such utility to the Leased Premises.

In the event the utility company supplying water and/or sewer to the Leased Premises determines that an additional service fee, impact fee, and/or assessment, or any other type of payment or penalty is necessary due to Tenant’s use and occupancy of the Building, nature of operation and/or consumption of utilities, said expense shall be borne solely by the Tenant.  Said expense shall be paid promptly and any repairs requested by the utility company shall be performed by Tenant immediately and without any delay.

b. Landlord Controls Selection.  Landlord has advised Tenant that presently Xcel Energy (“Utility Service Provider”) is the utility company selected by Landlord to provide electricity and gas service for the Building.  Notwithstanding the foregoing, if permitted by Law, Landlord shall have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity and/or gas service (each such company shall hereinafter be referred to as an (“Alternative Service Provider”) or continue to contract for service from the Utility Service Provider.

c. Tenant Shall Give Landlord Access.  Tenant shall cooperate with Landlord, Utility Service Provider, and any Alternative Service Provider at all times and, as reasonably necessary, shall allow Landlord, Utility Service Provider, and any Alternative Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, gas lines, and any other machinery within the Premises.

d. Landlord Not Responsible for Interruption of Service.  Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electrical and/or gas energy furnished to the Premises, or if the quantity or character of the electric and/or gas energy supplied by the Utility Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

14. Maintenance Obligations of Landlord.  Except as herein otherwise specifically provided for, Landlord shall keep and maintain the roof, foundation and exterior walls of the Building of which the Leased Premises are a part in good repair and condition.  Tenant shall repair and pay for any damage to roof, foundation and external walls caused by Tenant’s negligence, intentional acts or willful misconduct.

15. Maintenance Obligations of the Tenant.  Subject only to the maintenance obligations of the Landlord as herein provided for, the Tenant shall, during the entire Lease Term, including all extensions thereof, at the Tenant’s sole cost and expense, keep and maintain the Leased Premises in good condition and repair, including specifically the following within the Leases Premises:

        a. Electrical Systems.  Tenant agrees to maintain in good working order and to make all required repairs and replacements to the electrical systems for the Leased Premises.  Tenant upon signing this Lease acknowledges that Tenant has inspected the existing electrical systems and all such systems are in good repair and working order.

b. Plumbing Systems.  Tenant agrees to maintain in good working order and to make all required repairs or replacements to the plumbing systems for the Leased Premises.  Tenant upon signing this Lease acknowledges that Tenant has inspected the existing plumbing systems and all such systems are in good repair and working order.

c. Inspections and Service.  Upon termination of Lease Agreement and only if requested by Landlord, Tenant agrees, before vacating premises, to employ at Tenant’s sole cost and expense, a licensed contractor to inspect, service and write a written report on the systems referred to in “A” and “B” of this Paragraph.  Landlord shall have the right to order such an inspection if Tenant fails to provide evidence of such inspection, and, to follow the recommendations of such reports and to charge the expense thereof to the Tenant.

d. Tenant’s Responsibility for Building and Area Repairs.  Tenant shall be responsible for any repairs required for any part of the Building or Area of which the Leased Premises are a part if such repairs are necessitated by the Tenant’s negligence, intentional acts or willful misconduct.

e. Cutting Roof.  Tenant must obtain in writing the Landlord’s approval which shall not be unreasonably withheld prior to making any roof penetrations.  Failure by Tenant to obtain written permission to penetrate a roof shall relieve Landlord of any roof repair obligations as set forth in Paragraph “14” hereof.  Tenant further agrees to repair, at its sole cost and expense, all roof penetrations made by the Tenant and to use, if so requested by Landlord, a licensed contractor selected by the Landlord to make such penetrations and repairs.

f. Glass and Doors.  The repair and replacement of all glass and doors on the Leased Premises shall be the responsibility of the Tenant.  Any such replacements or repairs shall be promptly completed at the expense of the Tenant.

g. Liability for Overload.  Tenant shall be responsible for the repair or replacement of any damage to the Leased Premises, the Building or the Area which result from the Tenant’s movement of heavy articles therein or thereon.  Tenant shall not overload the floors of any part of the Leased Premises.

h. Liability for Overuse and Overload of Operating Systems.  Tenant shall be responsible for the repair, upgrade, modification, and/or replacement of any operating systems servicing the Leased Premises and/or all or part of the Building which is necessitated by Tenant’s change or increase in use of or non-disclosed use of all or a part of the Leased Premises.  Operating systems include, but are not limited to, electrical systems; plumbing systems (both water and natural gas); heating, ventilating, and air conditioning systems; telecommunications systems; computer and network systems; lighting systems, fire sprinkler systems; security systems; and building control systems, if any.

i. Inspection of Leased Premises-“As Is” Conditions.  Tenant has inspected the Leased Premises and accepts the Leased Premises in the condition that they exist as of the date of this Lease, including, but not limited to, all mechanical, plumbing and electrical systems.

j. Failure of Tenant to Maintain Premises.  Should Tenant neglect to keep and maintain the Leased Premises as required herein, the Landlord shall have the right, but not the obligation, to have the work done and any reasonable costs plus a ten percent (10%) overhead charge therefore shall be charged to Tenant as additional rental and shall become payable by Tenant with the payment of the rental next due.

16. Common Area Maintenance.  Tenant shall be responsible for Tenant’s Prorata share of the total costs incurred for the operation, maintenance and repair of the Common Areas, including, but not limited to, the costs and expenses incurred for the operation, maintenance and repair of parking areas (including restriping and repaving); removal of snow; janitorial for common areas; trash removal; the cost of securing the Area, common entrances, exits, and lobbies of the Building; all common utilities, including water to maintain landscaping; replanting in order to maintain a smart appearance of landscape areas; supplies; depreciation on the machinery and equipment used in such operation, maintenance and repair; the cost of personnel to implement such services; the cost of maintaining in good working condition the HVAC system(s) for the Leased premises and/or Building; the cost of maintaining in good working condition the elevator(s) for the Leased Premises and/or Building, if applicable; and costs to cover Landlord’s management fees paid for the management of the property.  These costs shall be estimated on an annual basis by the Landlord and shall be adjusted upwards or downwards depending on the actual costs for the preceding twelve months.  Tenant shall pay monthly, commencing with the first month of the Lease Term, as additional rent due under the terms hereof, a sum equal to Tenant’s Prorata Share of the estimated costs for said twelve (12) month period, divided by 12.  The estimated initial monthly costs are $6,680.03.  Once each year the Landlord shall determine the actual costs of the foregoing expenses for the prior year and if the actual costs are greater than the estimated costs, the Tenant shall pay its Tenant’s Prorata Share of the difference between the estimated costs and the actual costs to the Landlord with the next payment of Base Monthly Rent, or, if the actual costs are less than the estimated costs, the Landlord shall forthwith refund the amount of the Tenant’s excess payment to the Tenant.

Additionally, upon Lease expiration or termination Landlord shall also determine Tenant’s prorated Prorata Share of the annualized actual costs of the foregoing expenses for the number of days the Lease is in effect during the calendar year in which the Lease expires or terminates.  If the annualized actual costs are greater than the estimated costs, the Tenant shall pay its prorated Tenant’s Prorata Share of the difference between the estimated costs and the annualized actual costs to the Landlord, or, if the annualized actual costs are less than the estimated costs, the Landlord shall forthwith refund the excess to the Tenant.  For purposes of calculating Tenant’s share of expenses under this paragraph, annualized actual costs shall be the sum of actual costs for the year at the time of reconciliation plus the total estimated costs prorated for the number of days from the date the last actual cost was paid to the end of the year.

17. Inspection of and Right of Entry to Leased Premises—Regular, Emergency, Reletting.  Landlord and/or Landlord’s agents and employees, shall have the right to enter the Leased Premises at all times during regular business hours with reasonable notice and, at all times during emergencies, to examine the Leased Premises, to make such repairs, alterations, improvements or additions as Landlord deems necessary, and Landlord shall be allowed to take all materials into and upon said Leased Premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no way abate while such repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant or otherwise.

18. Alteration-Changes and Additions-Responsibility.  Unless the Landlord’s reasonable approval is first secured in writing, the Tenant shall not install or erect inside partitions, add to existing electric power service, add telephone outlets, add light fixtures, install additional heating and/or air conditioning or make any other changes or alterations to the interior or exterior of the Leased Premises.  Any such changes or alterations shall be made at the sole cost and expense of the Tenant.  At the end of this Lease, all such fixtures and Tenant Improvements, changes and/or alterations (except trade fixtures installed by Tenant) shall be and remain the property of Landlord; provided, however, Landlord shall have the option to require Tenant to remove any or all such fixtures, equipment, additions and/or alterations and restore the Leased Premises to the condition existing immediately prior to such change and/or installation, normal wear and tear excepted, all at Tenant’s cost and expense.  All such work shall be done in a good and workmanlike manner and shall consist of new materials unless agreed to otherwise by Landlord.  Any and all repairs, changes and/or modifications thereto shall be the responsibility of, and at the cost of, Tenant.  Landlord may require adequate and reasonable security from Tenant assuring no mechanics’ liens on account of work done on the Leased Premises by Tenant and may post the Leased Premises, or take such other action as is then permitted by law, to protect the Landlord and the Leased Premises against mechanics’ liens.  Landlord may also require adequate and reasonable security to assure Landlord that the Leased Premises will be restored to their original condition upon termination of this Lease.

19. Sign Approval.  Except for signs which are located inside of the Leased Premises and which are not attached to any part of the Leased Premises, the Landlord must reasonably approve in writing any sign to be placed in or on the interior or exterior of the Leased Premises, regardless of size or value.  Specifically, signs attached to windows of the Leased Premises must be so approved by the Landlord. Notwithstanding the foregoing, Tenant, at Tenant’s sole cost shall be permitted to install one sign on the exterior of the building and one monument sign on the Area subject to Landlord review and approval which shall not be unreasonably withheld,  the City of Boulder zoning codes and regulations and the Gunbarrel Business Park Association.  As a condition to the granting of such approval, Landlord shall have the right to require Tenant to furnish a bond or other security acceptable to Landlord sufficient to insure completion of and payment for any such sign work to be so performed.  Tenant shall, during the entire Lease Term, maintain Tenant’s signs in good condition and repair at Tenant’s sole cost and expense.  Tenant shall, remove all signs at the termination of this Lease, at Tenant’s sole risk and expense and shall in a workmanlike manner properly repair any damage and close any holes caused by the installation and/or removal of Tenant’s signs.  Tenant shall give Landlord prior notice of such removal so that a representative of Landlord shall have the opportunity of being present when the signage is removed, or shall pre-approve the manner and materials used to repair damage and close the holes caused by removal.  Signage for leasing by Landlord shall be limited to reasonable size and location with it being agreed that Landlord shall not affix any banners or signs on the exterior of the Building.

20. Right of Landlord to Make Changes and Additions.  Landlord reserves the right at any time to make reasonable alterations or additions to the Building or Area of which the Leased Premises are a part.  Landlord also reserves the right to construct other buildings and/or improvements in the Area and to make alterations or additions thereto, all as Landlord shall reasonably determine.  Easements for light and air are not included in the leasing of the Leased Premises to Tenant.  Landlord further reserves the exclusive right to the roof of the Building of which the Leased Premises are a part.  Notwithstanding, Tenant shall have the nonexclusive use to its Prorata Share of the roof for equipment required by Tenant’s business subject to Landlord review and approval which shall not be unreasonably withheld and the City of Boulder zoning codes and regulations.  Landlord also reserves the right at any time to relocate, vary and adjust the size of any of the improvements or Common Areas located in the Area, provided, however, that all such changes shall be in compliance with the requirements of governmental authorities having jurisdiction over the Area and such changes do not materially interfere with Tenant’s occupancy and use of the Leased Premises for a period of time longer than commercially reasonable.

21. Damage or Destruction of Leased Premises.  In the event the Leased Premises and/or the Building of which the Leased Premises are a part shall be totally destroyed by fire or other casualty or so badly damaged that, in the reasonable opinion of Landlord, it is not feasible to repair or rebuild same, Landlord or Tenant shall have the right to terminate this Lease upon written notice to Landlord or Tenant.  If the Leased Premises are partially damaged by fire or other casualty, except if caused by Tenant’s negligence, and said Leased Premises are not rendered untenable thereby, as reasonably determined by Landlord, an appropriate reduction of the rent shall be allowed for the unoccupied portion of the Leased Premises until repair thereof shall be substantially completed, time being of the essence.  If the Landlord or Tenant elects to exercise the right herein vested in it to terminate this Lease as a result of damage to or destruction of the Leased Premises or the Building in which the Leased Premises are located, said election shall be made by giving notice thereof to the Landlord or Tenant within thirty (30) days after the date of said damage or destruction.

22. Governmental Acquisition of Property.  The parties agree that Landlord shall have complete freedom of negotiation and settlement of all matters pertaining to the acquisition of the Leased Premises, the Building, the Area, or any part thereof, by any governmental body or other person or entity via the exercise of the power of eminent domain, it being understood and agreed that any financial settlement made or compensation paid respecting said land or improvements to be so taken, whether resulting from negotiation and agreement or legal proceedings, shall be the exclusive property of Landlord, there being no sharing whatsoever between Landlord and Tenant of any sum so paid.  In the event of any such taking, Landlord shall have the right to terminate this Lease on the date possession is delivered to the condemning person or authority.  Such taking of the property shall not be a breach of this Lease by Landlord nor give rise to any claims in Tenant for damages or compensation from Landlord.  Nothing herein contained shall be construed as depriving the Tenant of the right to retain as its sole property any compensation paid for any tangible personal property owned by the Tenant which is taken in any such condemnation proceeding.  Notwithstanding, if such eminent domain shall occur, Tenant shall have the right to terminate this Lease if the remaining portion of the Area being of such size or configuration that such remaining portion of the Area is unusable, uneconomical or materially interferes with Tenant’s occupancy and use of the Leased Premises.

23. Assignment or Subletting.  Tenant may not assign this Lease, or sublet the Leased Premises or any part thereof, without the reasonable written consent of Landlord.  No such assignment or subletting if approved by the Landlord shall relieve Tenant of any of its obligations hereunder, and, the performance or nonperformance of any of the covenants herein contained by subtenants shall be considered as the performance or the nonperformance by the Tenant.  Notwithstanding, Tenant may assign this Lease or sublet the Lease Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant so long as assignee has a liquid net worth equal to or greater than Ten Million Dollars ($10,000,000). The following shall be deemed an assignment of Tenant’s interest in this Lease: (i) any dissolution, merger, consolidation, or other reorganization of Tenant; and (ii) a transfer of any ownership interest in Tenant (whether by stock, partnership interest, membership interest, or otherwise).

24. Warranty of Title.  Subject to the provisions of the following three (3) paragraphs hereof, Landlord covenants it has good right to lease the Leased Premises in the manner described herein and that Tenant shall peaceably and quietly have, hold, occupy and enjoy the Leased Premises during the term of the Lease.

25. Access.  Landlord shall provide Tenant nonexclusive access to the Leased Premises through and across land and/or other improvements owned by Landlord.  Landlord shall have the right, during the term of this Lease, to designate, and to change, such nonexclusive access.

26. Subordination.  Tenant agrees that this Lease shall be subordinate to any mortgages, trust deeds or ground leases that may now exist or which may hereafter be placed upon said Leased Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof.  Tenant shall execute and deliver whatever instruments may be required for the above purposes.  Tenant shall in the event of the sale or assignment of Landlord’s interest in the Area or in the Building of which the Leased Premises form a part, or in the event of any proceedings brought for the foreclosure of or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Leased Premises, attorn to the purchaser and recognize such purchaser as Landlord under this Lease.

27. Easements.  The Landlord shall have the right to grant any easement on, over, under and above the Area for such purposes as Landlord determines, provided that such easements do not materially interfere with Tenant’s occupancy and use of the Leased Premises.

28. Indemnification and Waiver  Except in the case of a breach or default in the performance of any obligation under this Lease, each party shall indemnify, defend and hold harmless the other party and nothing in this Lease shall be construed as imposing any liability on them for any loss, costs, expense (including reasonable attorney’s fees), or any claims, suits, actions or damages arising from the ownership, use, control or occupancy of any portion of the Project including the Building, Common Areas and Premises unless such loss, cost, expense, claim, suit or action is a result of or caused by the negligent acts or omissions of such other party or its agents, servants, employees, contractors, or invitees.

Tenant shall not indemnify Landlord for acts or failure to observe or comply with any of the rules by any other Tenant or occupant of the Building or Project that adversely affect Tenant’s use and occupancy in which Landlord has been put on notice of such adverse impact to Tenant.

29. Acts or Omission of Others.  The Landlord, or its employees or agents, or any of them, shall not be responsible or liable to the Tenant or to the Tenant’s guests, invitees, employees, agents or any other person or entity, for any loss or damage that may be caused by the acts or omissions of other tenants, their guests or invitees, occupying any other part of the Area or by persons who are trespassers on or in the Area, or for any loss or damage caused or resulting from the bursting, stoppage, backing up or leaking of water, gas, electricity or sewers or caused in any other manner whatsoever, unless such loss or damage is caused by or results from the negligent acts of the Landlord, its agents or contractors.

30. Interest on Past Due Obligations.  Any amount due to Landlord not paid when due shall bear interest at two (2%) percent per month from due date until paid.  Payment of such interest shall not excuse or cure any default by Tenant under this Lease.

31. Holding Over-Double Last Month’s Rent.  If Tenant shall remain in possession of the Leased Premises after the termination of this Lease, whether by expiration of the Lease Term or otherwise, without a written agreement as to such possession, then Tenant shall be deemed a month-to-month Tenant.  The rent rate during such holdover tenancy shall be equivalent to 150% the monthly rent paid for the last full month of tenancy under this Lease, excluding any free rent concessions which may have been made for the last full month of the Lease.  No holding over by Tenant shall operate to renew or extend this Lease without the written consent of Landlord to such renewal or extension having been first obtained.  Tenant shall indemnify Landlord against loss or liability resulting from the delay by Tenant in surrendering possession of the Leased Premises including, without limitation, any claims made with regard to any succeeding occupancy bounded by such holdover period.

32. Modification or Extensions.  No modification or extension of this Lease shall be binding upon the parties hereto unless in writing and unless signed by the parties hereto.

33. Notice Procedure.  All notices, demands and requests which may be or are required to be given by either party to the other shall be in writing and such that are to be given to Tenant shall be deemed to have been properly given if served on Tenant or an employee of Tenant or sent to Tenant by any reputable overnight or same-day courier or United States registered or certified mail, return receipt requested, properly sealed, stamped and addressed to Tenant at 6000 Spine Road, Suite 100, Boulder, CO 80301 or at such other place as Tenant may from time to time designate in a written notice to Landlord; and, such as are to be given to Landlord shall be deemed to have been properly given if personally served on Landlord or if sent to Landlord, by any reputable overnight or same-day courier or United States registered or certified mail, return receipt requested, properly sealed, stamped and addressed to Landlord at 1800 Broadway, Suite 210, Boulder, CO 80302 or at such other place as Landlord may from time to time designate in a written notice to Tenant.  Any notice given by mailing shall be effective as of the date of mailing.

34. Memorandum of Lease-Notice to Mortgagee.  The Landlord and Tenant agree not to place this Lease of record, but upon the request of either party to execute and acknowledge so the same may be recorded a short form lease indicating the names and respective addresses of the Landlord and Tenant, the Leased Premises, the Lease Term, the dates of the commencement and termination of the Lease Term and options for renewal, if any, but omitting rent and other terms of this Lease.  Tenant agrees to an assignment by Landlord of rents and of the Landlord’s interest in this Lease to a mortgagee, if the same be made by Landlord.  Tenant further agrees if requested to do so by the Landlord that it will give to said mortgagee a copy of any request for performance by Landlord or notice of default by Landlord; and in the event Landlord fails to cure such default, the Tenant will give said mortgagee a sixty (60) day period in which to cure the same. Said period shall begin with the last day on which Landlord could cure such default before Tenant has the right to exercise any remedy by reason of such default.  All notices to the mortgagee shall be sent by United States registered or certified mail, postage prepaid, return receipt requested.

35. Controlling Law.  The Lease, and all terms hereunder shall be construed consistent with the laws of the State of Colorado.  Any dispute resulting in litigation hereunder shall be resolved in court proceedings instituted in Boulder County and in no other jurisdiction.

36. Landlord Not a Partner With the Tenant.  Nothing contained in this Lease shall be deemed, held or construed as creating Landlord as a partner, agent, associate of or in joint venture with Tenant in the conduct of Tenant’s business, it being expressly understood and agreed that the relationship between the parties hereto is and shall at all times remain that of Landlord and Tenant.

37. Partial Invalidity.  If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons and circumstances other than those to which it has been held invalid or unenforceable, shall not be affected thereby, and each term, covenant and condition of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

38. Default-Remedies of Landlord.

a. The occurrence of any of the following events shall constitute a default by Tenant under this Lease:

i. Failure to make due and punctual payment of rent or any other charges, assessments or amounts due or payable or required to be paid under this Lease; or

ii. Neglect or failure by Tenant to perform or observe, or any other breach of, any other term, covenant or condition of this Lease; or

iii. Adjudication of Tenant as bankrupt or insolvent, or filing by or against Tenant of any petition in bankruptcy or for reorganization or for the adoption of any arrangement under the Bankruptcy Code; application is made for the appointment of receiver or conservator for Tenant’s business or property; or assignment by Tenant is made of its property for the benefit of its creditors; or Tenant’s interest in this Lease or any substantial amount of Tenant’s other real or personal property is levied or executed upon by process of law; or

iv. Petition or other proceeding is made by or against Tenant for its dissolution or liquidation; or voluntary dissolution or liquidation of Tenant; or

v. Abandonment of the Leased Premises and Tenant stops paying Rent or net charges, or any part thereof, by Tenant for a period of time in excess of thirty (30) consecutive days.

b. If Tenant shall default in the payment of rent or in the keeping of any of the terms, covenants or conditions of this Lease to be kept and/or performed by Tenant or shall otherwise commit any event of default as defined above, Landlord may upon the expiration of any applicable cure, immediately, or at any time thereafter, reenter the Leased Premises, remove all persons and property therefrom, without being liable to indictment, prosecution for damage therefore, or for forcible entry and detainer and repossess and enjoy the Leased Premises, together with all additions thereto or alterations and improvements thereof.  Landlord may, at its option, at any time and from time to time thereafter, relet the Leased Premises or any part thereof for the account of Tenant or otherwise, and receive and collect the rents therefore and apply the same first to the payment of such expenses as Landlord may have incurred in recovering possession and for putting the same in good order and condition for rerental, and expense, commissions and charges paid by Landlord in reletting the Leased Premises.  Any such reletting may be for the remainder of the term of this Lease or for a longer or shorter period.  In lieu of reletting such Leased Premises, Landlord may occupy the same or cause the same to be occupied by others.  Whether or not the Leased Premises or any part thereof be relet, Tenant shall pay the Landlord the rent and all other charges required to be paid by Tenant up to the time of the expiration of this Lease or such recovered possession, as the case may be and thereafter, Tenant, if required by Landlord, shall pay to Landlord until the end of the term of this Lease, the equivalent of the amount of all rent reserved herein and all other charges required to be paid by Tenant, less the net amount received by Landlord for such reletting, if any, unless waived by written notice from Landlord to Tenant.  No action by Landlord to obtain possession of the Leased Premises and/or to recover any amount due to Landlord hereunder shall be taken as a waiver of Landlord’s right to require full and complete performance by Tenant of all terms hereof, including payment of all amounts due hereunder or as an election on the part of Landlord to terminate this Lease Agreement.  If the Leased Premises shall be reoccupied by Landlord, then, from and after the date of repossession, Tenant shall be discharged of any obligations to Landlord under the provisions hereof for the payment of rent.  If the Leased Premises are reoccupied by the Landlord pursuant hereto, and regardless of whether the Leased Premises shall be relet or possessed by Landlord, all fixtures, additions, furniture, and the like then on the Leased Premises may be retained by Landlord.  In the event Tenant is in default under the terms hereof and, by the sole determination of Landlord, has abandoned the Leased Premises, Landlord shall have the right to remove all the Tenant’s property from the Leased Premises and dispose of said property in such a manner as determined best by Landlord, at the sole cost and expense of Tenant and without liability of Landlord for the actions so taken.

c. In the event an assignment of Tenant’s business or property shall be made for the benefit of creditors, or, if the Tenant’s leasehold interest under the terms of this Lease Agreement shall be levied upon by execution or seized by virtue of any writ of any court of law, or, if application be made for the appointment of a receiver for the business or property of Tenant, or, if a petition in bankruptcy shall be filed by or against Tenant, then and in any such case, at Landlord’s option, with or without notice, Landlord may terminate this Lease and immediately retake possession of the Leased Premises without the same working any forfeiture of the obligations of Tenant hereunder.

d. To the extent not already securitized by others and unless such security interest would cause a default or breach in a financial covenant, Tenant hereby grants to the Landlord a security interest in and to any and all of Tenant’s property located in, on or adjacent to the Leased Premises as security for Tenant’s full and complete performance of the terms and conditions of this Lease, which security interest is enforceable by Landlord as provided by the laws of the State of Colorado.

e. In addition to all rights and remedies granted to Landlord by the terms hereof, Landlord shall have available any and all rights and remedies available at law or in equity, or under the statutes of the State of Colorado.  No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered exclusive of any other remedy but shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.  Further, all powers and remedies given by this Lease to Landlord may be exercised, from time to time, and as often as occasion may arise or as may be deemed expedient.  No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or shall be considered to be a waiver of any such default or acquiescence thereof.  The acceptance of rent by Landlord shall not be deemed to be a waiver of any breach of any of the covenants herein contained or of any of the rights of Landlord to any remedies herein given.

f. If Tenant shall, for any reason, vacate the Leased Premises and stop paying Rent or net charges before the current expiration date, landlord shall have the right to accelerate rental payments and any and all future rent payments due during the course of the Lease Term shall become immediately payable in full to the Landlord.

39. Legal Proceedings-Responsibilities.  In the event of proceeding at law or in equity by either party hereto, the defaulting party shall pay all costs and expenses, including all reasonable attorney’s fees incurred by the non-defaulting party in pursuing such remedy, if such non-defaulting party is awarded substantially the relief requested.

40. Administrative Charges.  In the event any check, bank draft or negotiable instrument given for any money payment hereunder shall be dishonored at any time and from time to time, for any reason whatsoever not attributable to Landlord, Landlord shall be entitled, in addition to any other remedy that may be available, (1) to make an administrative charge of $100.00 or three times the face value of the check, bank draft or negotiable instrument, whichever is smaller, and (2) at Landlord’s sole option, to require Tenant to make all future rental payments in cash or cashiers check.

41. Hazardous Materials and Environmental Considerations.

a. Tenant covenants and agrees that Tenant and its agents, employees, contractors and invitees shall comply with all Hazardous Materials Laws (as hereinafter defined).  Without limiting the foregoing, Tenant covenants and agrees that it will not use, generate, store or dispose of, nor permit the use, generation, storage or disposal of Hazardous Materials (as hereinafter defined) on, under or about the Leased Premises, nor will it transport or permit the transportation of Hazardous Materials to or from the Leased Premises, except in full compliance with any applicable Hazardous Materials Laws.  Any Hazardous Materials located on the Leased Premises shall be handled in an appropriately controlled environment which shall include the use of such equipment (at Tenant’s expense) as is necessary to meet or exceed standards imposed by any Hazardous Materials Laws and in such a way as not to interfere with any other tenant’s use of its premises.  Upon breach of any covenant contained herein, Tenant shall, at Tenant’s sole expense, cure such breach by taking all action prescribed by any applicable Hazardous Materials Laws or by any governmental authority with jurisdiction over such matters.

b. Tenant shall inform Landlord at any time of (I) any Hazardous Materials it intends to use, generate, handle, store or dispose of, on or about or transport from, the Leased Premises and (ii) of Tenant’s discovery of any event or condition which constitutes a violation of any applicable Hazardous Materials Laws.  Tenant shall provide to Landlord copies of all communications to or from any governmental authority or any other party relating to Hazardous Materials affecting the Leased Premises.

c. Tenant shall indemnify and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, expenses or losses (including, without limitation, diminution on value of the Leased Premises, damages for loss or restriction on use of all or part of the Leased Premises, sums paid in settlement of claims, investigation of site conditions, or any cleanup, removal or restoration work required by any federal, state or local governmental agency, attorney’s fees, consultant fees, and expert fees) which arise as a result of or in connection with any breach of the foregoing covenants or any other violation of any Hazardous Materials laws by Tenant.  The indemnification contained herein shall also accrue to the benefit of the employees, agents, officers, directors and/or partners of Landlord.

d. Upon termination of this Lease and/or vacation of the Leased Premises, Tenant shall properly remove all Hazardous Materials and shall then provide to Landlord an environmental audit report, prepared by a professional consultant satisfactory to Landlord and at Tenant’s sole expense, certifying that the Leased Premises have not been subjected to environmental harm caused by Tenant’s use and occupancy of the Leased Premises.  Landlord shall grant to Tenant and its agents or contractors such access to the Leased Premises as is necessary to accomplish such removal and prepare such report.

e. “Hazardous Materials” shall mean (a) any chemical, material, substance or pollutant which poses a hazard to the Leased Premises or to persons on or about the Leased Premises or would cause a violation of or is regulated by any Hazardous Materials Laws, and (b) any chemical, material or substance defined as or included in the definitions of “hazardous substances”, “hazardous wastes”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “regulated substance”, or words of similar import under any applicable federal, state or local law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response,  Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, et seq.; the Resource Conservation and Recovery Act as amended, 42 U.S.C. Sec 6901, et seq.; the Solid Waste Disposal Act, 42 U.S.C. Sec. 6991 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1251, et seq.; and Sections 25-15-101, et seq., 25-16-101, et seq., 25-7-101, et seq., and 25-8-101, et seq., of the Colorado Revised Statutes.  “Hazardous Materials Laws” shall mean any federal state or local laws, ordinances, rules, regulations, or policies (including, but not limited to, those laws specified above) relating to the environment, health and safety or the use, handling, transportation, production, disposal, discharge or storage of Hazardous Materials, or to industrial hygiene or the environmental conditions on, under or about the Leased Premises.  Said term shall be deemed to include all such laws as are now in effect or as hereafter amended and all other such laws as may hereafter be enacted or adopted during the term of this Lease.

f. All obligations of Tenant hereunder shall survive and continue after the expiration of this Lease or its earlier termination for any reason.

g. Tenant further covenants and agrees that it shall not install any storage tank (whether above or below the ground) on the Leased Premises without obtaining the prior written consent of the Landlord, which consent may be conditioned upon further requirements imposed by Landlord with respect to, among other things, compliance by Tenant with any applicable laws, rules, regulations or ordinances and safety measures or financial responsibility requirements.

h. Should any local governmental entity having jurisdiction over the Leased Premises require any type of environmental audit or report prior to or during the occupancy of the Leased Premises by the Tenant, such cost of the audit or report shall be the sole responsibility of the Tenant.

i.Notwithstanding this Section 21, Tenant shall be entitled to install generator(s), fuel storage tank(s) and necessary mechanical and electrical systems to support such generator(s) and fuel tank(s) on the Area as reasonably approved by Landlord subject to the City of Boulder zoning codes and regulations.

42. Entire Agreement.  It is expressly understood and agree by and between the parties hereto that this Lease sets forth all the promises, agreements, conditions, and understandings between Landlord and/or its agents and Tenant relative to the Leased Premises and that there are no promises, agreements, conditions, or understandings either oral or written, between them other than that are herein set forth.

43. Estoppel Certificates.  Within no more than 10 days after receipt of written request, the Tenant shall furnish to the owner a certificate, duly acknowledged, certifying, to the extent true:

A.  That this Lease is in full force and effect.

B.  That the Tenant knows of no default hereunder on the part of the owner, or if it has reason to believe that such a default exists, the nature thereof in reasonable detail.

C.  The amount of the rent being paid and the last date to which rent has been paid.

D.  That this Lease has not been modified, or if it has been modified, the terms and dates of such modifications.

E.  That the term of this Lease has commenced.

F.  The commencement and expiration dates.

G.  Whether all work to be performed by the owner has been completed.

H.  Whether the renewal term option has been exercised if applicable.

I.  Whether there exist any claims or deductions from, or defenses to, the payment of rent.

J.  Such other matters as may be reasonably requested by owner.

44. Financial Statements.  Only if requested by the Landlord and not more than once per calendar year or in the case of Default as defined under this lease, Tenant shall provide copies of its most recent financial statements and shall also provide Landlord with up to three (3) prior years of financial statements, if so requested.

45. Showings.  During the twelve months prior to the expiration of the term of this Lease or any renewal thereof, Landlord may exhibit the Leased Premises to prospective tenants and/or purchasers and during the six months prior to such expiration Landlord may place upon the Leased Premises the usual notices indicating that the Leased Premises are for lease and/or sale.

46. Brokers.  Tenant represents and warrants that it has dealt only with Grubb-Ellis Company (the “Broker”) in the negotiation of this Lease.  Landlord shall make payment of the commission according to the terms of a separate agreement with the Broker.  Tenant hereby agrees to indemnify and hold Landlord harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all attorney’s fees and disbursements) by reason of any claim of, or liability to, any other broker or person claiming through Tenant and arising out of this Lease.  Additionally, Tenant acknowledges and agrees that Landlord shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may deal with in the future with respect to leasing of any additional or expansion space in the Building or any renewals or extensions of this Lease unless specifically provided for by separate written agreement with Landlord.  In the event any claim shall be made against Landlord by any other broker who shall claim to have negotiated this Lease on behalf of Tenant or to have introduced Tenant to the Building or to Landlord, Tenant hereby indemnifies Landlord, and Tenant shall be liable for the payment of all reasonable attorney’s fees, costs, and expenses incurred by Landlord in defending against the same, and in the event such broker shall be successful in any such action, Tenant shall, upon demand, make payment to such broker.

47. Lease Exhibits Attached.  This Lease includes the following Lease Exhibits which are incorporated herein and made a part of this Lease Agreement:

Exhibit “A” — Area Plan

Exhibit “B” — Depiction of Leased Premises

Exhibit “C” - Landlord and Tenant’s Construction Obligations

Exhibit “D” - Sign Code Obligations

Exhibit “E” - Additional Terms and Conditions

48. Miscellaneous.  All marginal notations and paragraph headings are for purposes of reference and shall not affect the true meaning and intent of the terms hereof.  Throughout this Lease, wherever the words “Landlord” and “Tenant” are used they shall include and imply to the singular, plural, persons both male and female, companies, partnerships and corporations, and in reading said Lease, the necessary grammatical changes required to make the provisions hereof mean and apply as aforesaid shall be made in the same manner as though originally included in said Lease.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date hereof.

LANDLORD:	6060 Partnership, LLP.

By:	/s/ William Reynolds
William Reynolds

TENANT:	New Frontier Media, Inc.

By:	/s/ Michael Weiner
Michael Weiner

Exhibit “A”

Area Plan

Exhibit “B”

Depiction of Leased Premises

Exhibit “C”

Landlord and Tenant Construction Obligations

1.              TENANT IMPROVEMENTS.  As used in this Lease, the term “Tenant Improvements” means those items of general tenant improvement construction shown on the Construction Drawings (defined below).  Notwithstanding anything contained in this Lease to the contrary, in the event that the Construction Drawings and Work Cost Estimate are not fully agreed to between Landlord and Tenant on or before June 1, 2011, or in the event that the City of Boulder has not approved the Construction Drawings and issued a building permit therefore on or before June 1, 2011, Landlord shall have the option to terminate this Lease by written notice to Tenant.

2.              TENANT IMPROVEMENT PLANS.

a.              Preparation of Space Plans.  Tenant has selected and hired, and Landlord has approved Architect (“Space Planner”) to prepare the architectural drawings for the Leased Premises.  Irrespective of Landlord’s approval of the Space Planner, Landlord shall have no obligation or liability to assure that the design of the Leased Premises is satisfactory for Tenant and for Tenant’s use.  Landlord and Tenant will approve the preliminary space plans for the Leased Premises prepared by the Space Planner on or before February 1, 2011 (“Space Plans”).

b.              Preparation of Construction Drawings.  Based on the approved Space Plans, Tenant will cause Space Planner to prepare complete architectural and finish plans, drawings and specifications and complete engineered mechanical, plumbing, structural (if required) and electrical working drawings for all of the Tenant Improvements for the Leased Premises (collectively, the “Construction Drawings”).  Tenant agrees, at Tenant’s expense, to use Landlord’s consultants and engineers for mechanical, plumbing and structural.  The Construction Drawings are to be completed on or before March 31, 2011.  The Construction Drawings will be submitted to Landlord and Tenant for signature to confirm that they are consistent with the Space Plans and meet necessary electrical and mechanical requirements of Tenant and Landlord within five (5) days of submission.

c.               Submittal of Construction Drawings.  Once the Construction Drawings are approved by Landlord and Tenant, Tenant shall cause general contractor (“Contractor”) to submit the Construction Drawings to the appropriate governmental agencies for plan checking and the issuance of a building permit.  Space Planner, with the approval of Landlord and Tenant, will make any changes to the Construction Drawings which are requested by the applicable governmental authorities to obtain the building permit.  After approval of the Construction Drawings no further changes may be made without the prior written approval of both Landlord and Tenant (which approvals shall not be unreasonably withheld, conditioned or delayed).

d.              Work Cost Estimate and Statement.  Tenant will cause Contractor to submit to Landlord and Tenant a written estimate of the cost to complete the Tenant Improvements pursuant to the Construction Drawings (“Work Cost Estimate”).  Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Construction Drawings to reflect deletions of and/or substitutions for such disapproved items, and delays attributable to such changes shall be Tenant Delays.

e.               Changes in Work Cost Estimate may be based upon a draft of the Construction Drawings and changes to those documents may be required due to modifications to the Construction Drawings required by the City, County, Fire Department, Architectural Control Committee, or any other applicable governmental authority or to obtain the required governmental or other necessary approvals.  In such event, the changes to the Work Cost Estimate related to such changes shall be reasonably determined by Landlord and Tenant.  Tenant shall revise the Work Cost Estimate accordingly and appropriate adjustments and payments by Landlord or Tenant, as the case may be, will be made within five (5) business days thereafter.

3.              PAYMENT FOR THE TENANT IMPROVEMENTS.

a.              Allowance.  Landlord hereby grants to Tenant a tenant improvement allowance of thirty five dollars ($35.00) per rentable square foot of the Leased Premises, for a total of $1,700,370 (the “Allowance”).  The Allowance may be used to pay for the hard and soft costs of the Tenant Improvements as well as generator, cooling and power supply systems.

b.              Tenant’s Contribution.  Tenant, at Tenant’s sole cost and expense, agrees to pay for the first one million dollars ($1,000,000.00) of Tenant Improvement costs in the Leased Premises.  Once the first one million dollars of improvement costs has been reached, Tenant shall be allowed to use its Allowance for any costs in excess of one million dollars up to a maximum of thirty five ($35.00) per rentable square foot as outlined above (“Tenant’s Contribution”).

c.               Excess Costs.  The cost of each item of the Tenant Improvements shall be charged against the Allowance after the first one million ($1,000,000) dollars has been reached.  To the extent that the actual Work Cost exceeds the Allowance and Tenant’s Contribution, then Tenant shall be responsible for payment of such excess costs.

d.              Payment.  Payment will be made to Tenant or directly to Tenant’s vendors within thirty (30) days of presentation of actual invoice(s) by Tenant to Landlord for such work.  Invoices must be presented for payment no later than thirty (30) days from the date of the invoice.  Upon submission of invoices, Tenant will also provide Landlord lien waivers from all contractors, suppliers, and tradesmen seeking payment from Tenant.

4.              CONSTRUCTION OF TENANT IMPROVEMENTS.  Tenant will cause Contractor to commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Paragraph 6 below) and Force Majeure Delays (as described in Paragraph 7 below).  The Tenant Improvements shall be constructed in a good and workmanlike manner, substantially in accordance with the Construction Drawings and the Work Cost Estimate and in compliance with all applicable laws.

5.              COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION.

a.              Commencement Date.  No Tenant Delay of any kind shall cause an extension of the Commencement Date as set forth in the Lease.

b.              Substantial Completion; Punch-List.  The Tenant Improvements will be deemed to be substantially completed (“Substantial Completion”) when the Tenant Improvements have been substantially completed, other than minor “punch-list” type items and adjustments which do not materially interfere with the occupation of the Leased Premises by Tenant and that: (i) Landlord is able to provide Tenant with reasonable access to the Leased Premises; (ii) Contractor has substantially completed all of the Landlord Improvements and Tenant Improvements required to be performed by Landlord under this

Work Letter, other than minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the Premises (“Punch List Items”); and (iii) Contractor has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Leased Premises.  Five (5) days prior to Substantial Completion, Tenant will conduct a walk-through inspection of the Premises with Landlord, Landlord’s Representative, Tenant’s Representative and Contractor, and the parties will jointly prepare a written punch list (“Punch List”) specifying those Punch List Items which require completion, which items Tenant will cause Contractor to thereafter diligently complete, subject to Force Majeure Delays.  Tenant may not take occupancy prior to preparation of the Punch List.  If Tenant takes occupancy prior to completion of the Punch List, it shall take possession subject to all terms and conditions of this Lease and in no event may Tenant interfere with or delay the completion of the Punch List Items.

6.              TENANT DELAYS.  For purposes of this Exhibit C, “Tenant Delays” means any delay in the completion of the Tenant Improvements resulting from any or all of the following:  (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, provided Landlord notifies Tenant within a reasonable time that Tenant’s failure to act will delay the completion of the Tenant Improvements; (b) Tenant’s changes to Space Plans or Construction Drawings after Landlord’s approval thereof; or (c) any other act, delay or failure to act caused directly by Tenant, Tenant’s employees, agents, architects, contractors, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant, provided Landlord notifies Tenant, to the extent possible and within a reasonable time, that such failure to act will delay the completion of the Tenant Improvements.  These items will only amount to Tenant Delays if such events actually delay the Commencement Date of this Lease.  Landlord agrees to use reasonable efforts to promptly notify Tenant of circumstances constituting Tenant Delays.

7.              FORCE MAJEURE DELAYS.  For purposes of this Exhibit C, “Force Majeure Delays” means any actual delay in the construction of the Tenant Improvements (other than Tenant Delays) resulting from events beyond the reasonable control of Landlord, including but not limited to, delays caused or contributed to by governmental or quasi-governmental entities, lenders, and acts of God.

TENANT AND LANDLORD APPROVALS.  Anything submitted to Landlord by Tenant shall be deemed to have the prior approval of Tenant.  Furthermore, anything submitted to Tenant or Landlord for approval which is not disapproved within ten (10) business days following receipt of the submission shall be deemed approved in all respects.  The ten (10) business day response period does not extend the dates set forth in a work schedule for such approvals.

Exhibit “D”

Sign Code Obligations

None

Exhibit “E”

Additional Terms and Conditions

1.              Expansion Option.  Upon Tenant’s notification to Landlord of Tenant’s desire to expand, Landlord will provide Tenant a list of available qualifying spaces (“Additional Space”) in the Building.  Attached to such list provided by Landlord shall be a notice which advises Tenant of Landlord’s terms for leasing the Additional Space to Tenant, shall describe the amount and location of the space that is available (and attach a floor plan showing the location of such space within the Building), shall state the rental rate for the space, shall state the date on which the space will be available and the term of the proposed lease, and shall set forth any tenant finish allowance or other special conditions, concessions or provisions pursuant to which Landlord intends to lease the Additional Space.  Tenant’s request and Landlord’s subsequent offer, if any, shall be subject to the following terms and conditions:

a.              The rental rate for the Additional Space will be at fair market value.

b.              The term of the lease for the Additional Space will be at least three years or conterminous with the expiration of the Lease whichever is longer.

c.               Any space included on the list must not be subject to a First Right of Vacancy or First Right of Refusal by any other tenant.

d.              Any space included on the list may not be new construction, but rather, existing space in the Building.

e.               Tenant’s rights under this section shall not prevent Landlord from negotiating with, or executing leases with, other prospective tenants for any of the spaces on the list.

f.                Landlord must have a controlling interest in the above referenced properties at the time of Tenant’s notification.

g.               Tenant shall be fully responsible for all remaining obligations under this Lease and Landlord will not be deemed in default of any terms of this Lease in the event Tenant notifies Landlord of its desire to expand and no Additional Space is then available in the Building.

If Tenant delivers to Landlord written notice of Tenant’s desire to lease the Additional Space on said terms and conditions within five (5) days following receipt of such notice, such Additional Space shall be leased to Tenant on the same terms and conditions as set forth in this Lease (subject only to modification to reflect the terms specifically set forth in the notice of offer). If Tenant declines or fails to exercise such right as provided herein, or Tenant fails to execute the lease or amendment presented by Landlord (or fails to meet any other conditions of this Section), Tenant’s right to lease the Additional Space shall be null and void.

If Tenant exercises its right to accept the Additional Space, the lease of such Additional Space shall, at Landlord’s election, be evidenced by a new lease incorporating the appropriate terms and conditions, or by amendment of this Lease, incorporating the appropriate terms and conditions, or by memorandum of lease setting forth the terms of the notice of offer and otherwise incorporating the terms and conditions of this Lease.  Any such document may be attached to Landlord’s written notice and must be executed by Tenant and returned to Landlord within five (5) days following receipt of such notice by Tenant.

In no event shall Landlord be required to lease the Additional Space to Tenant if this Lease is not then in full force and effect, or if Tenant is in default under the terms of this Lease, either at the time of exercise of the right or at the time of commencement of the lease of the Additional Space.  Additionally, Tenant’s rights under this section are expressly conditioned upon Landlord’s review and approval of Tenant’s most recent financial statement, provided, however, that such approval by Landlord shall not be unreasonably withheld.

2.              Right of First Refusal.

a.              Provided that at any time during the Lease Term, the space contiguous to the Leased Premises (“Refusal Space”) becomes available for lease by Landlord and Landlord receives from a prospective tenant a bona fide offer to lease the Refusal Space at a rent and upon other terms acceptable to Landlord, or Landlord makes a bona fide proposal to lease the Refusal Space to a prospective tenant, and if at the time this Lease is in effect and Tenant is not in default under this Lease beyond any applicable grace period, then Landlord shall give Tenant written notice (the “Refusal Notice”) of the offer or proposal specifying the rent and other terms of the offer or proposal and Tenant shall then have the prior option to lease the Refusal Space at a rental rate and on terms equal to the rent and the other terms offered by or to the new prospective tenant. Space shall not be considered “available for lease” if any type of expansion right is contained in a lease entered into after the date of this Lease for space as to which Tenant did not elect to exercise its rights under this article.

b.              If Tenant does not exercise its option to lease the Refusal Space within ten (10) days after the Refusal Notice has been given to Tenant, this option shall expire and be of no further force and effect. The option once exercised is irrevocable.

c.               If option is exercised, Landlord and Tenant shall enter into an amendment to the Lease reflecting the expansion of the Lease Premises on the terms of this article.  The rights granted in this article shall be subject to the satisfaction of the following conditions: (i) no more than twenty five percent (25%) of the Leased Premises is sublet to anyone (other than to affiliates) at the time Landlord would otherwise notify Tenant of the availability of the Refusal Space; or (ii) this Lease has not been assigned to anyone (other than to affiliates) at the time Landlord would otherwise notify Tenant of the availability of the Refusal Space.

3.              Option to Extend

a.              First Option to Extend.  The Tenant shall have the option to extend this Lease Agreement from 12:00 noon on January 1, 2022, to 12:00 noon on January 1, 2027.  In the event the Tenant desires to exercise said option, Tenant shall give written notice of such exercise to Landlord no later than April 1, 2021.

See below for Option Term Rent.  In the event of such exercise, this Lease Agreement shall be automatically extended for the additional term.  Notwithstanding the foregoing, this option shall be void and of no force or effect if the Tenant is in default hereunder either as of the date of the Tenant’s exercise of said option or as of the date of the commencement of the option or additional term.

b.              Second Option to Extend.  In the event Tenant exercises its First Option to Extend above, Tenant shall have the option to extend this Lease Agreement from 12:00 noon on January 1, 2027 to 12:00 noon on January 1, 2032.  In the event the Tenant desires to exercise said option, Tenant shall give written notice of such exercise to Landlord no later than April 1, 2026.

See below for Option Term Rent.  In the event of such exercise, this Lease Agreement shall be automatically extended for the additional term.  Notwithstanding the foregoing, this option shall be void and of no force or effect if the Tenant is in default hereunder either as of the date of the Tenant’s exercise of said option or as of the date of the commencement of the option or additional term.

c.               Rent.  Tenant shall pay the following rent for the Leased Premises:

Landlord and Tenant will attempt to agree upon a Fair Market Rental Value of the Leased Premises satisfactory to both parties within thirty (30) days of Tenant’s exercise of its option.  If no agreement can be reached by the parties during that period, then the Base Monthly Rental for the Option Term shall be determined by the Fair Market Rental Value of the Leased Premises as determined by comparison to premises of similar size located in or near the City of Boulder, Colorado, having comparable development, use and density capability and such other characteristics as may be deemed relevant by a subject appraiser whose selection is outlined herein.

Landlord shall select an independent MAI real estate appraiser with at least ten (10) years’ experience in appraising commercial real property in the City of Boulder, Colorado (a “Qualified Appraiser”).  The Qualified Appraiser selected by the Landlord shall be referred to as the “Landlord’s Appraiser”.  Within thirty (30) days of being selected by the Landlord, the Landlord’s Appraiser shall determine the Fair Market Rental Value of the Leased Premises in accordance with the appraisal standards set forth above and shall immediately give the Landlord and the Tenant written notification of his determination.

If the Tenant agrees with the Landlord’s Appraiser’s determination of the Fair Market Rental Value, the new Base Monthly Rental shall become effective beginning with the first month of the Option Term.  If the Tenant does not agree with the Landlord’s Appraiser’s determination of Fair Market Rental Value, the Tenant shall have the right to select its own Qualified Appraiser to determine the Fair Market Rental Value.  If the Tenant does elect to appoint a Qualified Appraiser (the “Tenant’s Appraiser”), the Tenant shall select the Tenant’s Appraiser within thirty (30) business days after receiving the Landlord’s Appraiser’s determination of the Fair Market Rental Value.  The Tenant’s Appraiser shall make his own determination of the Fair Market Rental Value in accordance with the provisions set forth above, within thirty (30) business days of being selected by the Tenant and shall immediately give the Landlord and the Tenant written notice of his determination.

If the Fair Market Rental Values as determined by the Landlord’s Appraiser and the Tenant’s Appraiser, respectively, differ by an amount which is equal to or less than 5% of the Fair Market Rental Value determined by the Landlord’s Appraiser, then the arithmetic mean of the two Fair Market Rental Values shall constitute the Fair Market Rental Value used to calculate the new Base Monthly Rental which will be in effect for the Option Term.  If the Fair Market Rental Value determined by the Landlord’s Appraiser and the Tenant’s Appraiser, respectively, differ by an amount which is greater than 5%, then, within ten (10) business days after Tenant’s Appraiser’s written notification of his determination of the Fair Market Rental Value, the Landlord’s Appraiser and the Tenant’s Appraiser shall agree upon and select a third Qualified Appraiser who shall be independent of and have no prior or existing affiliation or relationship with either the Landlord or the Tenant (the “Independent Appraiser”).  Within ten (10) business days of being appointed, the Independent Appraiser shall, after exercising his best professional judgment, choose either the Landlord’s Appraiser’s or the Tenant’s Appraiser’s determination of Fair Market Rental Value which the Independent Appraiser believes, in his best professional judgement, best represents the Fair Market Rental Value at that point in time.  Upon making such a selection, the Independent Appraiser shall immediately give the Landlord and the Tenant written notice of this selection of the Fair Market Rental Value.  The Fair Market Rental Value selected by the Independent Appraiser shall be used to calculate the new Base Monthly Rental which will be in effect during the Extension Option, and such selection by the Independent Appraiser shall be binding and conclusive upon the Landlord and the Tenant.

All appraisal fees required hereunder shall be shared equally by the Landlord and the Tenant.

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (referred to subsequently as this (“Agreement”) is made on October 6th, 2010, by NEW FRONTIER MEDIA, INC. (“Assignor”), and 6060 PARTNERSHIP, LLP, a Colorado limited liability partnership (“Assignee”).

Lakecentre Plaza, Ltd., LLLP, as landlord, and Assignor, as tenant, entered into a Lease dated August 12, 1998 (as amended and modified from time to time), with regard to the premises known as 5445 Airport Boulevard, Suite 100, Boulder, Colorado (the “Premises”).  Said Lease and amendments are attached hereto as Exhibit A and incorporated herein by this reference, and are collectively referred to in this Agreement as the “Lease.”  Assignor wishes to assign the Lease to Assignee, and Assignee wishes to accept such assignment and assume the obligations of tenant under the Lease, upon and subject to the terms and conditions set forth in this Agreement.  Accordingly, Assignor and Assignee agree as follows:

1.                                      Assignment and Delivery of Possession.  Effective 6/1/2011 (the “Effective Date”), Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Lease, including, but not limited to, all of Assignor’s right, title and interest in and to (a) the security deposit paid by Assignor under the Lease, and (b) the rent prepaid under the Lease. Assignor will deliver possession of the Premises to Assignee on the Effective Date, in the same condition in which the Premises exist on the date of Assignee’s signature on this Agreement.

2.                                      Assumption and Acceptance of Premises.  Subject to the provisions of paragraph 3, below, Assignee hereby accepts the foregoing assignment and assumes and agrees to pay all rent and other charges and perform and observe all covenants, conditions, obligations and agreements of the tenant under the Lease to be paid, performed or observed on or after the Effective Date of this Agreement Assignee hereby accepts the Premises in the condition existing on the date of Assignee’s signature on this Agreement.

3.                                      Conditional Assumption.  Assignor acknowledges and agrees that Assignee has agreed to take this assignment and assume the obligations of Assignor under the Lease in connection with and in consideration of the execution and performance by Assignor herein of that certain Lease Agreement dated as of October 6th, 2010, between Assignee herein as Landlord and Assignor herein as Tenant, pertaining to premises located at 6000 Spine Road, Boulder, Colorado (the “Spine Road Lease”).  Assignee’s assumption of the obligations of Assignor under the Lease are subject to and conditioned upon the full and timely performance by Assignor of all of its obligations to pay rent and other charges and perform and observe all other covenants, conditions, obligations and agreements of tenant under the Spine Road Lease.  In the event of default by Assignor herein, as tenant under the Spine Road Lease (and failure to timely cure same if and to the extent any right to cure exists), the obligations of Assignee herein shall cease and terminate, and Assignee thereafter shall have no further obligation or liability with respect to the Lease.  After any such default, if Assignee so elects, Assignee shall have the right to reassign the Lease to Assignor at any time, without representation or warranty.  Assignor acknowledges and agrees that, as contemplated by Section 23 of the Lease and, without regard to any such reassignment, Assignor herein is not relieved, released or discharged of any of its obligations under the Lease.

In addition, in the event of any such default and reassignment, Assignor herein shall be obligated and liable to pay to Assignee herein a sum equal to any amounts theretofore paid by Assignee pursuant to the foregoing assumption of the Lease between the date hereof and the date of such reassignment.

4.                                      Assignor’s Representations and Warranties. Assignor represents and warrants to Assignee that as of the date hereof and as of the Effective Date: (a) the Lease is in full force and effect, and unmodified, (b) Assignor’s interest in the Lease is free and clear of any liens, encumbrances, or adverse interests of third parties, (c) Assignor has full and lawful authority to assign its interest in the Lease, (d) there exists no default under the Lease by Assignor nor any circumstances which, with the passage of time or the giving of notice, or both, would be a default under the Lease, (e) to the best of

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Assignor’s knowledge, there exists no default under the Lease by Landlord nor any circumstances which, with the passage of time or the giving of notice, or both, would be a default under the Lease, (f) no part of the security deposit under the Lease has been used by Landlord, and (g) Assignor is not aware of any defects in the Premises not previously disclosed to Assignee in writing.

5.                                      Indemnification.  Assignee shall not be responsible, to the Landlord, to Assignor, or to any other party, for the discharge or performance of any duties or obligations to be performed by the tenant under the Lease prior to the Effective Date of this Agreement, and Assignor agrees to and shall indemnify and hold Assignee harmless from and against any and all actions, claims, demands, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) (a) arising out of or relating to any breach or failure to perform any duties or obligations under the Lease to be performed by the tenant thereunder prior to the Effective Date of this Agreement, or (b) resulting from a breach of any representation, warranty, covenant or agreement made by Assignor in this Agreement.  Subject to the provisions of paragraph 3, above, Assignee agrees to and shall indemnify and hold Assignor harmless from and against any and all actions, claims, demands, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) (c) arising out of or relating to any breach or failure to perform any duties or obligations under the Lease to be performed by the tenant thereunder from and after the Effective Date of this Agreement, or (d) resulting from a breach of any covenant or agreement made by Assignee in this Agreement.

6.                                      Modification of Lease.  Assignor agrees that Assignee and Landlord may amend the Lease in any way after the Effective Date of this Agreement, without notice to or consent of Assignor, and without in any manner releasing or relieving Assignor from liability under the Lease as is exists on the Effective Date of this Agreement, and Assignor shall remain liable under all the terms, covenants, conditions, obligations and agreements of the Lease as they exist on the Effective Date of this Agreement.

7.                                      Miscellaneous.  This Agreement contains the entire agreement of Assignor and Assignee regarding the subject matter hereof, and this Agreement may be modified only by a written instrument signed by both Assignor and Assignee. This Agreement shall be binding upon Assignor and Assignee and their respective heirs, personal representatives, successors and assigns. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado. In the event of any dispute or litigation arising out of or relating to this Agreement, the prevailing party shall be awarded and paid its expenses, including reasonable attorneys’ fees, from the non-prevailing party.

Assignor and Assignee have executed this Agreement on the day and year first written above.

NEW FRONTIER MEDIA, INC.,

Date:	Oct, 2010	By:	/s/ Michael Weiner
Michael Weiner ,

“Assignor”

6060 PARTNERSHIP, LLP,
a Colorado limited liability partnership

Date:	10-06-2010	By:	/s/ William Reynolds
,

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